FSD PHARMA INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

As used in this management's discussion and analysis of financial condition and results of operations ("MD&A"), unless the context indicates or requires otherwise, all references to the "Company", "FSD", "we", "us" or "our" refer to FSD Pharma Inc., together with our subsidiaries, on a consolidated basis as constituted on December 31, 2022.

This MD&A for the three months ended and fiscal years ended December 31, 2022 and 2021 should be read in conjunction with the Company’s audited consolidated financial statements and the accompanying notes for the fiscal years ended December 31, 2022, 2021 and 2020 (“financial statements”). The financial information presented in this MD&A is derived from the financial statements which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). All amounts are in United States dollars except where otherwise indicated.

This MD&A is dated as of March 31, 2023.

About FSD Pharma

FSD Pharma Inc. is a biotechnology company with three drug candidates in different stages of development. FSD BioSciences, Inc., a wholly owned subsidiary, is focused on pharmaceutical research and development of its lead compound, FSD201, a proprietary ultra-micronized PEA formulation, for the treatment of inflammatory diseases. Lucid Psycheceuticals Inc., a wholly owned subsidiary, is focused on the research and development of its lead compounds, Lucid-Psych and Lucid-MS. Lucid-Psych is a molecular compound identified for the potential treatment of mental health disorders, and expanding this category, the Company is investigating other products addressing acute medical needs due to the abuse of drugs such as alcohol. Lucid-MS is a molecular compound identified for the potential treatment of neurodegenerative disorders.

FORWARD-LOOKING INFORMATION

The information provided in this MD&A, including information incorporated by reference, contains certain “forward‐looking information” or “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws (collectively, “forward‐looking statements”). Forward-looking statements relate to future events or future performance, business prospects or opportunities of the Company that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management made in light of management’s experience and perception of historical trends, current conditions and expected future developments. All statements other than statements of historical fact may be forward-looking statements.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and may be forward-looking statements. forward-looking statements are often, but not always, identified by words or phrases such as “hope”, “would”, “seek”, “anticipate”, “believe”, “expect”, “plan”, “continue”, “estimate”, “will”, “predict”, “intend”, “forecast”, “future”, “target”, “project”, “capacity”, “could”, “should”, “might”, “focus”, “proposed”, “scheduled”, “outlook”, “potential”, “may” or similar expressions and includes suggestions of future outcomes, including, but not limited to statements about: discussions concerning the Company’s exploration of near-term funding strategies; the Company’s plans to advance the research & development of product candidates to commercialization through studies and clinical trials, including anticipated timing and associated costs; the application and the costs associated with such planned trials, and the Company’s ability to obtain required funding and the terms and timing thereof; the expansion of our product offering(s), our business objectives and the expected impacts of previously announced acquisitions and developments; the investigational new drug U.S. Food and Drug Administration (“FDA”) and Health Canada application process and any review thereof and its affects on our business objectives. Readers are cautioned not to place undue reliance on forward-looking statements as the Company’s actual results may differ materially and adversely from those expressed or implied.

The Company has made certain assumptions with respect to the forward-looking statements regarding, among other things: the Company’s ability to generate sufficient cash flow from operations and obtain financing, if needed, on acceptable terms or at all; the general economic, financial market, regulatory and political conditions in which the Company operates; the interest of potential purchasers in the Company’s product candidates; anticipated and unanticipated costs; the government regulation of the Company’s activities and product candidates; the timely receipt of any required regulatory approvals; the Company’s ability to obtain qualified staff, equipment and services in a timely and cost efficient manner; the Company’s ability to conduct operations in a safe, efficient and effective manner; and the Company’s expansion plans and timeframe for completion of such plans.

Although the Company believes that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements, because no assurance can be given that such statements will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially and adversely from those currently anticipated due to a number of factors and risks. These include, but are not limited to: the limited operating history of the Company and history of losses, and anticipated significant losses for the foreseeable future incurred to pursue commercialization of product candidates; the Company’s inability to file INDs (as defined below) or clinical trial applications on timelines it reasonably anticipates, if at all; the Company’s ability to identify, license or discover additional product candidates; the product candidates being in the preclinical development stage; the Company’s reliance on its product candidates; the Company’s ability to successfully develop new commercialized products or find a market for their sale; the impact of any future recall of the Company’s products; the Company’s ability to promote and sustain its products, including any restrictions or constraints on marketing practices under the regulatory framework in which the Company operates; failure to achieve the degree of market acceptance and demand for our products or product candidates by physicians, patients, healthcare payors, and others in the medical community which are necessary for commercial success, including due to the possibility that alternative, superior treatments may be available prior to the approval and commercialization of product candidates, should such approval be received at all; failure of clinical trials to demonstrate substantial evidence of the safety and/or effectiveness of product candidates, which could prevent, delay or limit the scope of regulatory approval and commercialization, including from difficulties encountered in enrolling patients in clinical trials, and reliance on third parties to conduct our clinical trials and some aspects of our research and preclinical testing, or results from future clinical testing which may demonstrate opposing evidence and draw negative conclusions regarding the effectiveness of any product candidate, including the effectiveness of Lucid-MS as a treatment for multiple sclerosis or Lucid-PSYCH as a treatment for major depressive disorder or other mental health disorders; results of earlier studies or clinical trials not being predictive of future clinical trials and initial studies or clinical trials not establishing an adequate safety or efficacy profile for the Company’s product candidates to justify proceeding to advanced clinical trials or an application for regulatory approval; potential side effects, adverse events or other properties or safety risks of the Company’s product candidates, which could delay or halt their clinical development, prevent their regulatory approval, cause suspension or discontinuance of clinical trials, abandonment of a product candidate, limit their commercial potential, if approved, or result in other negative consequences; preliminary, interim data obtained from the Company’s clinical trials that it may announce or publish from time to time may not be indicative of future scientific observations or conclusions as more patient data becomes available, further analyses are conducted, and as the data becomes subject to subsequent audit and verification procedures; inability to establish sales and marketing capabilities, or enter in to agreements with third parties, to sell and market any product candidates that the Company may develop; the ability to provide the capital required for research, product development, operations and marketing; violations of laws and regulations resulting in repercussions; risks inherent in an pharmaceutical business and the development and commercialization of pharmaceutical products, including the inability to accurately predict timing or amounts of expenses, requirements of regulatory authorities, and completion of clinical studies on anticipated timelines, which may encounter substantial delays or may not be able to be completed at all; delays in clinical trials; psychedelic-inspired drugs possibly never being approved as medicines or other therapeutic applications; the Company’s inability to attain or maintain the regulatory approvals it needs in any jurisdiction to commercialize, distribute or sell any product candidate or other pharmaceutical products; failure of counterparties to perform contractual obligations; changes, whether anticipated or not, in laws, regulations and guidelines that may result in significant compliance costs for the Company, including in relation to restrictions on branding and advertising, regulation of distribution and excise taxes; uncertainty associated with insurance coverage and reimbursement status for newly-approved pharmaceutical products, which could result in product candidates becoming subject to unfavourable pricing regulations, third-party coverage and reimbursement practices, or healthcare reform initiatives, including legislative measures aimed at reducing healthcare costs; the effect that any public health crises, such as pandemics or epidemics may have on the Company’s business; the price of our securities may be volatile due to a variety of factors, including volatility in the capital markets generally, geopolitical events, public health emergencies, macro  economic pressures and natural disasters; the Company’s anticipated negative cash flow from operations and non-profitability for the foreseeable future; the inability to obtain required additional financing on terms favourable to the Company or at all; the dilutive effects of future sales or issuances of equity securities and the conversion of outstanding securities to Class B Shares (as defined below); the Company’s dual class share structure; the market price of the Class B Shares possibly being subject to wide price fluctuations; whether an active trading market for the Company’s Class B Shares is sustained; the Company’s ability to maintain compliance with Nasdaq’s rules for continued listing on the Nasdaq Stock Market; the Company’s ability to identify and execute future acquisitions or dispositions effectively, including the ability to successfully manage the impacts of such transactions on its operations; lack of dividends, and reinvestment of retained earnings, if any, into the Company’s business; the Company’s reliance on management, key persons and skilled personnel; reliance on contract manufacturing facilities; manufacturing problems that could result in delay of the Company’s development or commercialization programs; the Company’s expected minimal environmental impacts; insurance and uninsured risks; claims from suppliers; conflicts of interest between the Company and its directors and officers; the Company’s ability to manage its growth effectively; the Company’s ability to realize production targets; supply chain interruptions and the ability to maintain required supplies of, equipment, parts and components; the Company’s ability to successfully implement and maintain adequate internal controls over financial reporting or disclosure controls and procedures; results of litigation; the dependence of the Company’s operations, in part, on the maintenance and protection of its information technology systems, and the information technology systems of its third-party research institution collaborators, CROs or other contractors or consultants, which could face cyber-attacks; failure to execute definitive agreements with entities in which the Company has entered into letters of intent or memoranda of understanding; unfavourable publicity or consumer perception towards the product candidates; reputational risks to third parties with whom the Company does business; failure to comply with laws and regulations; the Company’s reliance on its own market research and forecasts; competition from other technologies and pharmaceutical products, including from synthetic production, new manufacturing processes and new technologies, and expected significant competition from other companies with similar businesses, and significant competition in an environment of rapid technological and scientific change; the Company’s ability to safely, securely, efficiently and cost-effectively transport our products to consumers; liability arising from any fraudulent or illegal activity, or other misconduct or improper activities that the Company’s directors, officers, employees, contractors, consultants, commercial partners or vendors may engage in, including noncompliance with regulatory standards and requirements; unforeseen claims made against the Company, including product liability claims or regulatory actions; reliance on single-source suppliers, including single-source suppliers for the acquisition of the drug substance and drug product for any of the product candidates; inability to obtain or maintain sufficient intellectual property protection for the Company’s product candidates; third-party claims of intellectual property infringement; patent terms being insufficient to protect competitive position on product candidates; inability to obtain patent term extensions or non-patent exclusivity; inability to protect the confidentiality of trade secrets; inability to protect trademarks and trade names; filing of claims challenging the inventorship of the Company’s patents and other intellectual property; invalidity or unenforceability of patents, including legal challenges to patents covering any of the product candidates; claims regarding wrongfully used or disclosed confidential information of third parties; inability to protect property rights around the world; the impact of general economic conditions on the Company’s mortgage investment activities; risks related to the Company’s status as a foreign private issuer; the Company taking advantage of reduced disclosure requirements applicable to emerging growth companies; the Company’s classification as a “passive foreign investment company”; that the Company’s international business operations, including expansion to new jurisdictions, could expose it to regulatory risks or factors beyond our control such as currency exchange rates and changes in governmental policy; risks related to expansion of international operations; the Company’s ability to produce and sell products in, and export products to, other jurisdictions within and outside of Canada and the United States, which is dependent on compliance with additional regulatory or other requirements; regulatory regimes of locations for clinical trials outside of Canada and the United States; failure to obtain approval to commercialize product candidates outside of Canada and the United States; if clinical trials are conducted for product candidates outside of Canada and the United States, the FDA, Health Canada and comparable regulatory authorities may not accept data from such trials, or the scope of such approvals from regulatory authorities may be limited; and other factors beyond the Company’s control.

The Company cautions that the foregoing list of important risk factors and uncertainties is not exhaustive. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated, intended or projected. There is no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. You should carefully consider the matters discussed under “Risks Factors” in our Short Form Base Shelf Prospectus dated June 16, 2020, Prospectus Supplement dated February 11, 2021 and in the section of our Annual Report on Form 20-F, for the year ended December 31, 2022, titled “Item 3. Key Information—D. Risk Factors”.

The forward-looking statements contained or incorporated by reference in this MD&A are made as of the date of this MD&A or as otherwise specified. Except as required by applicable securities law, we undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors affecting those statements, whether as a result of new information, future events or otherwise or the foregoing lists of factors affecting this information.

All of the forward-looking information contained in this MD&A is expressly qualified by the foregoing cautionary statements.

Additional information relating to FSD can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

OVERVIEW

The Company was formed under and is governed by the provisions of the Business Corporations Act (Ontario) (the "OBCA") on November 1, 1998 pursuant to the amalgamation of Olympic ROM World Inc., 1305206 Ontario Company, 1305207 Ontario Inc., Century Financial Capital Group Inc. and Dunberry Graphic Associates Ltd. The Company's registered office is located at 199 Bay Street, Suite 4000, Toronto, Ontario, M5L 1A9.

On March 15, 2018, the Company's shareholders approved the amendments contemplated by the Articles of Amendment at the 2018 annual and special meeting of the shareholders, pursuant to which, among other things, the Company's shareholders approved certain changes to the capital structure of the Company.

On May 24, 2018, pursuant to Articles of Amendment, the Company changed its name to "FSD Pharma Inc." and the capital structure of the Company was reorganized to create a new class of Class A shares, amend the terms of and re-designate the existing common shares as Class B shares (the "Class B Shares), and eliminate the existing non-voting Class A preferred shares and non-voting Class B preferred shares.

On May 29, 2018, the Class B shares commenced trading on the Canadian Stock Exchange under the trading symbol "HUGE".

On October 16, 2019, the Company amended its articles of incorporation to complete a consolidation of all of its issued and outstanding share capital. Pursuant to the amendment, all of the issued and outstanding Class A shares and Class B shares were consolidated on the basis of one post-consolidation share for every 201 pre-consolidation shares of the Company (the "Consolidation"). Unless otherwise noted, presentation in this MD&A of the number of Class A shares, Class B shares, stock options, warrants and the issue or exercise prices and any other data related to the foregoing securities are all presented on a post-Consolidation basis.

On January 9, 2020, the Class B Shares commenced trading on the Nasdaq under the trading symbol "HUGE".

The Company operates in two segments: Biotechnology and Strategic Investments. The Company’s Biotechnology segment is focused on furthering the research and development of the Company’s three drug candidates consisting of FSD-PEA, Lucid-PSYCH and Lucid-MS, as further defined below. The Company’s Strategic Investments segment is focused on generating returns and cashflow through the issuance of loans secured by real estate property. The loans are secured by real estate properties and the Company is granted a first collateral charge mortgage on the properties for a sum equal to the interest payments plus the principal amount.

As of the date hereof, the Company currently has five material subsidiaries:

(i) FSD Biosciences Inc. ("FSD BioSciences"), which is wholly owned by the Company and incorporated under the laws of the State of Delaware;

(ii) Lucid Psycheceuticals Inc. ("Lucid"), which is wholly owned by the Company and incorporated under the OBCA;

(iii) Prismic Pharmaceuticals Inc. ("Prismic"), which is wholly owned by the Company and incorporated under the laws of the State of Arizona;

(iv) FSD Strategic Investments Inc. ("FSD Strategic Investments"), which is wholly owned by the Company and incorporated under the OBCA; and

(v) FSD Pharma Australia Pty Ltd. ("FSD Australia"), which is wholly owned by the Company and incorporated under the laws of Australia.

The Company also wholly owns FV Pharma Inc. ("FV Pharma"), which is incorporated under the OBCA. Following the sale of substantially all of the assets of FV Pharma in 2022, the Company no longer considers FV Pharma a material subsidiary.

BIOTECHNOLOGY OPERATIONS

The Company through its wholly owned subsidiaries, FSD BioSciences, Prismic, Lucid and FSD Australia is a pharmaceutical research and development ("R&D") company focused on developing over time multiple applications of its three compounds:

1. Ultra micro-palmitoylethanolamide ("PEA") or FSD-PEA (also known as FSD-201), which is a licensed compound (as described below);

2. Lucid-PSYCH (formerly Lucid-201); and

3. Lucid-MS (formerly Lucid-21-302), which is a licensed compound (as described below).

Through the acquisition of Prismic, the Company acquired an exclusive, worldwide license (excluding Italy and Spain) to access, for certain specified pharmaceutical purposes, patents and other intellectual property rights to PEA owned by Epitech Group SpA (“Epitech”). Pursuant to a royalty agreement between Prismic and FSD Pharma, Prismic holds the right to receive, from FSD, a percentage of the net sales of products developed for conditions relating to pain in humans and certain other conditions using certain intellectual property owned or controlled by Epitech or its affiliates, including those relating to PEA. PEA is a naturally occurring substance that is produced within the body in response to inflammation. FSD Pharma is currently seeking to advance pharmaceutical development programs centered on PEA that meet one or more selected criteria. All efforts are intended to be founded on a biological plausibility of an efficacious effect with a high safety profile.

The Company has successfully completed Phase 1 first-in-human safety and tolerability study for PEA and has found the compound to be safe with no serious adverse side effects. This study also validated considerable scientific literature already published in the European Union that claims safety and tolerability of PEA. PEA is currently being dispensed in Italy and Spain as a prescription based medical food supplement since 2004.

The Company received permission from the FDA in June 2020 to submit an IND Application for the use of PEA to treat COVID-19, the disease caused by the SARS-CoV-2 virus.

The Company submitted to the FDA an IND Application for the use of PEA in August 2020. In September 2020, the Company received authorization from the FDA to initiate Phase 2 clinical program for the use of PEA to treat COVID-19. On August 24, 2021, the Company announced it was terminating the Phase 2 clinical program specific to treating COVID-19, while the Company continues to evaluate other indications to potentially target for PEA. The Company had retained an independent biotechnology and pharma-focused investment banking firm to evaluate FSD-PEA's current potential commercial viability for COVID-19 treatment (the "FSD-PEA Review"). The findings of the FSD-PEA Review suggested that while there were potential commercial opportunities for FSD-PEA, the treatment of COVID-19 by FSD-PEA is specifically unlikely to be commercially viable.

On May 31, 2022, the Company submitted an IND application with the FDA and Health Canada detailing a planned Phase 2 clinical trial of FSD-PEA for the treatment of a yet-to-be-disclosed inflammatory disorder.

On July 13, 2022, the Company filed a provisional patent application on novel formulations of PEA. The new patent application is based on the results of completed preclinical animal toxicology studies and the Phase 1 clinical trial sponsored by FSD Pharma.

On September 6, 2022, the Company announced that it received a "Study May Proceed" letter for the IND application from the FDA and "Notice of Authorization" from Health Canada for its Phase 2 clinical trial of FSD-PEA.

On January 17, 2023, the Company announced the submission of the Company's clinical trial application for a planned Phase 1 clinical trial for Lucid-MS, a candidate for the treatment of multiple sclerosis.

On January 30, 2023, the Company announced that recruitment is underway for the Company’s Phase 2 clinical trial of FSD201 for the treatment of chronic pain associated with idiopathic MCAS (MCAD) at two clinical sites in the USA, and a Canadian site to be ready to recruit soon.

On February 7, 2023, the Company announces the receipt of a No Objection Letter (“NOL”) from Health Canada regarding the Company’s proposed Phase 1 clinical trial of Lucid-MS. The NOL provides FSD Pharma with regulatory approval to move forward with the clinical trial in Canada.

On February 14, 2023, the Company announced the launch of a new research and development program focused on unmet medical needs for alcohol misuse.

Epitech License Agreement

On January 8, 2020, the Company entered into an amended and restated license agreement with Epitech, as further amended in July 2020 (defined in this subsection as the "License Agreement"), which amended and restated the license agreement between Prismic and Epitech through which Prismic secured certain intellectual property rights to PEA from Epitech. The License Agreement grants the Company an exclusive, worldwide license (excluding Italy and Spain where the Company is not licensed and Epitech remains entitled to commercialize the Licensed Products (as defined herein), directly or indirectly) (the "Epitech License") to research, manufacture and commercialize products (defined in this subsection as the "Licensed Products") that are developed using certain proprietary formulations of PEA owned by Epitech and that are to be used to treat chronic kidney disease in humans or, if a prescription drug, any other human condition that is related to pain and chronic pain. In addition, under the terms of the Epitech License, as further amended on July 9, 2020, if Epitech develops or commercializes a prescription drug for the treatment of any other human condition unrelated to pain and chronic pain (a "Different Prescription Drug") in its territory, the Company has a first refusal right to use Epitech's patents to develop and commercialize this Different Prescription Drug in its territory (i.e. worldwide excluding Italy and Spain). Should the Company exercise this right, but then fail to demonstrate commercially reasonable efforts to develop the Different Prescription Drug in the two years following, Epitech would be free to exploit and/or license to third parties the use of the patents for the Different Prescription Drug. Finally, the Epitech License provides the Company with a nonexclusive license to use Epitech's scientific and technical know-how with respect to FSD-PEA in connection with the development or commercialization of the Licensed Products discussed above.

Under the terms of the License Agreement, the Company is required to make payments to Epitech upon the achievement of specified milestones. The Company was required to pay the non-refundable sum of $300,000 on or before October 31, 2019. Upon first notification by the FDA of approval of a New Drug Application, the non-refundable sum of $700,000 is due and payable to Epitech. Within thirty days of the first notification by the FDA of approval of a New Drug Application, the Company is required to pay the non-refundable sum of $500,000. Within ten business days of the first notification of approval of a Supplemental New Drug Application by the FDA, the Company is required to pay the non-refundable sum of $1,000,000 to Epitech.

The License Agreement also specifies certain royalty payments. Pursuant to the License Agreement, the Company must pay Epitech 25% (in the case of non-prescription drug rights) and 5% (in the case of prescription drug rights) of any one-off lump sum payments it receives as consideration for granting a sub-license to a third-party with respect to a Licensed Product. In addition, the Company is required to pay either: (a) 7% of net sales of the Licensed Products in a product regulatory category other than prescription drugs placed on the market by the Company; (b) 25% of the royalties received by the Company from sub-licensees (such royalties, the "Net Receipts") where Licensed Products in a product regulatory category other than prescription drugs are placed on the market by such sub-licensees; or (c) 5% of net sales or Net Receipts of the Licensed Products that are prescription drugs.

Unless otherwise terminated in accordance with its terms, the Epitech License will remain in force until the Company is no longer obligated to pay royalties under the License Agreement, which obligation will expire on a country-by-country basis when the last valid claim of the Licensed Patents covering the Licensed Products in a given country expires. The approval of a therapeutically equivalent, generic version of the Licensed Product(s) in a country will conclusively demonstrate that a valid claim does not cover the Licensed Products in that country. If there are no patents covering the Licensed Products in a country, royalties are payable for the license of the scientific and technical know-how under the Epitech License until expiration of the last-to expire Epitech patent that relates to PEA.

The above description of the License Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is available under the Company's SEDAR and EDGAR profiles.

Innovet License Agreement

On March 9, 2021, the Company entered into the Innovet License Agreement (defined in this subsection as the "License Agreement") with Innovet Italia S.R.L. ("Innovet"). The License Agreement grants the Company an exclusive, worldwide license (excluding Italy, and subject to a first refusal right maintained by Innovet, any other country in Europe) to research, manufacture and commercialize products using certain proprietary formulations of ultra-micro PEA (defined in this subsection as the "Licensed Products") to treat gastro-intestinal diseases in canines and felines. The License Agreement provides that the Company shall develop the Licensed Products with a view to submitting an Investigational Animal Drug Application with the FDA within thirty-six (36) months of the date of the agreement and shall submit a New Animal Drug Application within sixty (60) months of the effective date of the agreement.

Under the terms of the License Agreement, the Company will be required to make payments to Innovet upon the achievement of specified milestones. An initial non-refundable sum of $500,000 was payable to Innovet on the effective date of the License Agreement and a second non-refundable sum of $250,000 was payable to Innovet on the first anniversary of the effective date of the License Agreement. Within thirty business days of the first notification of approval of a New Animal Drug Application by the FDA of the first Licensed Product to receive such approval in the United States, the Company is required to pay an additional non-refundable sum of $750,000 to Innovet. None of the specified milestones have been met to date and there is no guarantee or assurance that they will be met in the future.

The License Agreement also specifies certain royalty payments. Pursuant to the License Agreement, the Company is required to pay Innovet 14% of any one-off lump sum payments it receives as consideration for granting a sub-license to a third-party with respect to a Licensed Product. In addition, the Company is required to pay 5% of net sales of the Licensed Products.

The above description of the License Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is available under the Company's SEDAR and EDGAR profiles.

Lucid-MS Agreement

On May 19, 2021, prior to its acquisition by the Company, Lucid entered into a license agreement with the University Health Network ("UHN") that governs the world-wide licensing of certain intellectual property rights and data associated with Lucid-MS. Under the terms of the agreement, the Company shall pay a yearly license maintenance fee of C$100,000 to UHN until the first commercial sale of a product utilizing the intellectual property licensed to the Company under the agreement, including Lucid-MS is made.

Under the agreement the Company is committed to minimum milestones payments of $nil and maximum milestones payments of C$12,500,000 if all product development and regulatory milestones are met.

Furthermore, the Company is also responsible to pay revenue milestone payments and royalties if revenue milestones from commercial sales are achieved. Milestones can be extended by mutual agreement.

Lucid-PSYCH Agreement

On October 1, 2021, the Company entered into an agreement with Covar Pharmaceuticals Inc. ("Covar"), a contract development and manufacturing services organization, to commence work on providing research quantities of the Company's drug candidate, Lucid-PSYCH, on an exclusive basis for further clinical evaluation (the "Covar Agreement"). Covar's research and development facility is licensed to handle psychoactive compounds such as Lucid-PSYCH, which are "controlled substances" listed under the Controlled Drugs and Substances Act (Canada). Pursuant to the Covar Agreement, Covar will produce non-good manufacturing practices and good manufacturing practices for Lucid-PSYCH for use in the Company's planned pre-clinical and Phase 1 clinical trials, respectively.

STRATEGIC INVESTMENT OPERATIONS

On May 13, 2022, FSD Strategic Investments, a wholly owned subsidiary of the Company, was incorporated. FSD Strategic Investments is focused on generating returns and cashflow through the issuance of loans secured by real estate property. FSD Strategic Investments earns interest through fixed rate lending arrangements that have an average term to maturity of two years from the date of issuance. The loans are secured by real estate properties and the Company is granted a first collateral charge mortgage on the properties for a sum equal to the interest payments plus the principal amount. Loans are issued up to 55% of the appraised value of the secured property. As at December 31, 2022, the Company has a finance receivables balance of $7,431,656, and minimum payments receivable at the end of the loan terms of $8,340,953. All of the Company’s outstanding finance receivables as of December 31, 2022, will mature between June 2024 and December 2024.

DISCONTINUED OPERATIONS

In March 2020, the Company decided to focus its efforts and resources on the pharmaceutical business and initiated a process to sell FV Pharma's facility located at 520 William Street, Cobourg, Ontario, K9A 3A5 (the "Facility") and the 64-acre property on which the Facility is located (the "Facility Property") and exit the medical cannabis industry. On May 6, 2022, the Company closed the sale of the Facility and the Facility Property for total consideration of $12,730,942 (C$16,400,000). The Company recognized a gain of $4,249,582 on the sale of the Facility and the Facility Property and incurred selling expenses of $616,002.

Assets included in the sale consisted of the Facility and Facility Property. No liabilities of the Company were transferred as part of the sale.

ACQUISITION OF LUCID

On September 21, 2021, the Company acquired all of the issued and outstanding common shares of Lucid, an early-stage Canadian-based specialty pharmaceutical company focused on the development of therapies to treat critical neurodegenerative diseases for total consideration of $7,290,731. In connection with the closing of the Lucid acquisition, Dr. Lakshmi Kotra, maintained his position as Lucid's CEO.

Prior to the acquisition, the Company's interim CEO and Executive Co-Chairman of the Board beneficially held approximately 4.5% ownership interest in Lucid through an entity related to this individual.

It was determined that the acquisition of Lucid did not qualify as a business combination in accordance with IFRS 3 - Business Combinations, and therefore it was accounted for as an asset acquisition. The individual identifiable assets acquired and liabilities assumed were identified. The purchase consideration was first allocated to the fair values of the acquired cash and cash equivalents, other receivables, and trade and other payables, as their carrying values was determined to equal their fair values. The remaining purchase price was allocated to the acquired intangible assets.

The total consideration for the purchase of Lucid was $7,290,731. The purchase consideration consisted of $7,023,732 of Class B shares, $196,436 of share options and $70,563 of warrants. 304,880 Class B Shares and all of the warrants issued as part of the consideration for the Lucid acquisition were issued to an entity related to the interim CEO and Executive Co-chairman of the Board in exchange for securities of Lucid held by the entity prior to the completion of the Lucid acquisition. The fair value of the Class B shares was determined based on a total of 4,502,392 shares issued and a fair value of $1.56 per share, which reflects the share price on the date of acquisition. The fair value of the 161,091 share options and 112,162 warrants issued as part of the consideration were determined using the Black-Scholes options pricing model with the following assumptions:

	Warrants	Share Options
Grant date share price	$1.56	$1.56
Exercise Price	$0.96 - $1.93	$1.35 - $2.31
Expected dividend yield	-	-
Risk free interest rate	0.43%	0.43% - 0.79%
Expected life (years)	1.19 - 1.28	2.23 - 4.28
Annualized volatility	88%	124%

The allocation of the total consideration to the fair value of the identifiable assets acquired and liabilities assumed as at the date of the acquisition was as follows:

Fair value recognized on acquisition
$
Cash and cash equivalents	768,964
Other receivables	271,564
Prepaid expenses and deposits	167,776
Intangible assets	6,186,251
Trade and other payables	(103,824)
7,290,731

The Company also capitalized $128,320 of acquisition related costs to the acquired intellectual property.

SELECTED FINANCIAL HIGHLIGHTS

The following table presents selected financial information for the three months and years ended December 31, 2022 and 2021:

	For the three months ended		For the years ended
		December 31,		December 31,
	2022	2021	2022	2021
	$	$	$	$
General and administrative	2,300,502	3,817,541	14,450,094	15,926,103
External research and development fees	2,694,955	852,393	6,910,844	6,328,104
Share-based payments	506,583	341,567	1,531,258	7,443,930
Depreciation and amortization	1,157,735	1,107,477	4,537,415	4,045,523
Total operating expenses	6,659,775	6,118,978	27,429,611	33,743,660
Net loss from continuing operations	(6,148,441)	(6,163,133)	(26,703,662)	(33,937,956)
Net income (loss) from discontinued operations	-	(184,590)	3,096,834	(1,347,473)
Net loss for the period	(6,148,441)	(6,347,723)	(23,606,828)	(35,285,429)
Net (loss) income per share
Basic and diluted - continuing operations	(0.16)	(0.15)	(0.69)	(0.97)
Basic and diluted - discontinued operations	-	-	0.08	(0.04)

The following table presents selected financial information for the three months and years ended December 31, 2021 and 2020:

	For the three months ended		For the years ended
		December 31,	December 31,
	2021	2020	2021	2020
	$	$	$	$
General and administrative	3,817,541	2,323,347	15,926,103	10,058,083
External research and development fees	852,393	2,456,010	6,328,104	7,832,847
Share-based payments	341,567	215,255	7,443,930	8,052,011
Depreciation and amortization	1,107,477	967,957	4,045,523	3,900,458
Legal provision	-	59,288	-	757,829
Impairment of right-of-use asset	-	-	-	89,860
Total operating expenses	6,118,978	6,021,857	33,743,660	30,691,088
Net loss from continuing operations	(6,163,133)	(3,964,147)	(33,937,956)	(28,452,232)
Net loss from discontinued operations	(184,590)	(414,124)	(1,347,473)	(3,347,561)
Net loss for the period	(6,347,723)	(4,378,271)	(35,285,429)	(31,799,793)
Net loss per share
Basic and diluted - continuing operations	(0.15)	(0.22)	(0.97)	(2.36)
Basic and diluted - discontinued operations	-	(0.22)	(0.04)	(0.28)

OVERALL FINANCIAL PERFORMANCE

Three months and year ended December 31, 2022

For the three months and year ended December 31, 2022, general and administrative expenses were $2,300,502 and $14,450,094, respectively, compared to $3,817,541 and $15,926,103 for the comparative periods in the prior year. This represents a decrease of $1,517,039 or 40% for the three months ended December 31, 2022, and a decrease of $1,476,009 or 9% for the year ended December 31, 2022, compared to the equivalent periods in the prior year. The decrease for the three months ended December 31, 2022, is primarily related to lower expenses offset by higher consulting fees. The decrease for the year ended December 31, 2022, is primarily related to lower expenses offset by higher foreign exchange loss.

For the three months and year ended December 31, 2022, external research and development fees were $2,694,955 and $6,910,844 respectively, compared to $852,393 and $6,328,104 for the comparative periods in the prior year. This represents an increase of $1,842,562 or 216% for the three months ended December 31, 2022, and an increase of $582,740 or 9% for the year ended December 31, 2022, compared to the equivalent periods in the prior year. For the three months and year ended December 31, 2022, external research and development fees were higher due costs incurred for ongoing research and development compared to the equivalent periods in the prior year, as the Company terminated Phase 2 Safety and Tolerability testing and COVID-19 study in August 2021.

For the three months and year ended December 31, 2022, share-based payments expense was $506,583 and $1,531,258 compared to $341,567 and $7,443,930, respectively, for the comparative periods in the prior year. This represents an increase of $165,016 or 48%, and a decrease of $5,912,672 or 79% compared to the equivalent periods in the prior year, respectively. Share-based payment expenses fluctuate based on the variability in the number of share-based awards granted, vesting periods of the awards and the grant date fair values.

For the three months and year ended December 31, 2022, depreciation and amortization was $1,157,735 and $4,537,415 compared to $1,107,477 and $4,045,523, respectively, for the comparative periods in the prior year. This represents an increase of $50,258 or 5%, and an increase of $491,892 or 12% compared to the equivalent periods in the prior year, respectively. Depreciation and amortization are primarily related to the amortization of intellectual property.

For the three months and year ended December 31, 2022, net loss was $6,148,441 and $23,606,828 compared to $6,347,723 and $35,100,839, respectively, for the comparative periods in the prior year. Net loss for the three months and year ended December 31, 2022, is comprised of net loss from continuing operations of $6,148,441 and $26,703,662 and net income from discontinued operations of $nil and $3,096,834, respectively, compared to net loss from continuing operations for the three months and year ended December 31, 2021 of $6,163,133 and $33,937,956 and net loss from discontinued operations of $184,590 and $1,347,473.

	As at December 31, As at December 31,
	2022	2021	Change
	$	$	$	%
Cash and cash equivalents	16,980,472	35,259,645	(18,279,173)	-52%
Total assets	38,410,656	62,963,117	(24,552,461)	-39%
Total liabilities	7,868,436	8,832,079	(963,643)	-11%

The Company concluded the year ended December 31, 2022, with cash and cash equivalents of $16,980,472 (December 31, 2021 - $35,259,645).

Three months and year ended December 31, 2021

For the three months and year ended December 31, 2021, general and administrative expenses were $3,817,541 and $15,926,103, respectively, compared to $2,323,347 and $10,058,083 for the comparative periods in the prior year. This represents an increase of $1,494,194 or 64% for the three months ended December 31, 2021, and an increase of $5,868,020 or 58% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. The increase for the three months ended December 31, 2021, is primarily related to investor relations expenses. The increase for the year ended December 31, 2021, is primarily related to one-time professional fees incurred during the period due to litigation and the process leading up to the Company's contested annual general and special meeting of the shareholders held on May 14, 2021.

For the three months and year ended December 31, 2021, external research and development fees were $852,393 and $6,328,104, respectively, compared to $2,456,010 and $7,832,847 for the comparative periods in the prior year. This represents a decrease of $1,603,617, or 65% for the three months ended December 31, 2021, and a decrease of $1,504,743 or 19% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. For the three months ended December 31, 2020, and the year ended December 31, 2020, external research and development fees were incurred for the research and development of PEA, for Phase 2 Safety and Tolerability testing and COVID-19 study that terminated in August 2021.

For the three months and year ended December 31, 2021, share-based payments expense was $341,567 and $7,443,930, respectively, compared to $215,255 and $8,052,011 for the comparative periods in the prior year. This represents an increase of $126,312 or 59% for the three months ended December 31, 2021, and a decrease of $608,081 or 8% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. Share-based payments expense changes based on the variability in the number of options granted, vesting periods of the options, the grant date fair values and share-based bonuses issued.

For the three months and year ended December 31, 2021, depreciation and amortization was $1,107,477 and $4,045,523, respectively, compared to $967,957 and $3,900,458 for the comparative periods in the prior year. This represents an increase of $139,520 or 14% for the three months ended December 31, 2021, and an increase of $145,065 or 4% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. Depreciation and amortization are primarily related to the amortization of intellectual property.

For the three months and year ended December 31, 2021, net loss was $6,347,723 and $35,285,429, respectively, compared to $4,378,271 and $31,799,793 for the three months and year ended December 31, 2020. Net loss for the three months and year ended December 31, 2021, is comprised of net loss from continuing operations of, respectively, $6,163,133 and $33,937,956 and net loss from discontinued operations of, respectively, $184,590 and $1,347,473 compared to net loss from continuing operations for the three months and year ended December 31, 2020 of, respectively, $3,964,147 and $28,452,232 and net loss from discontinued operations of, respectively, $414,124 and $3,347,561.

RESULTS OF OPERATIONS 2022

The following table outlines our consolidated statements of loss for three months and years ended December 31, 2022 and 2021:

	Three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Expenses
General and administrative	2,300,502	3,817,541	(1,517,039)	-40%	14,450,094	15,926,103	(1,476,009)	-9%
External research and development fees	2,694,955	852,393	1,842,562	216%	6,910,844	6,328,104	582,740	9%
Share-based payments	506,583	341,567	165,016	48%	1,531,258	7,443,930	(5,912,672)	-79%
Depreciation and amortization	1,157,735	1,107,477	50,258	5%	4,537,415	4,045,523	491,892	12%
Total operating expenses	6,659,775	6,118,978	540,797	9%	27,429,611	33,743,660	(6,314,049)	-19%

Loss from continuing operations	(6,659,775)	(6,118,978)	(540,797)	9%	(27,429,611)	(33,743,660)	6,314,049	-19%

Other income	(300,018)	-	(300,018)	100%	(367,735)	(1,292)	(366,443)	28362%
Finance expense	135	29,205	(29,070)	-100%	48,822	69,404	(20,582)	-30%
Loss (gain) on settlement of financial liability	506	-	506	100%	(119,453)	(49,792)	(69,661)	140%
Gain on change in fair value of derivative liability	(144,887)	(663,400)	518,513	-78%	(521,809)	(682,507)	160,698	-24%
Loss (gain) on changes in fair value of investments	(67,070)	678,350	(745,420)	-110%	234,226	858,483	(624,257)	-73%
Net loss from continuing operations	(6,148,441)	(6,163,133)	14,692	0%	(26,703,662)	(33,937,956)	7,234,294	-21%

Net income (loss) from discontinued operations	-	(184,590)	184,590	-100%	3,096,834	(1,347,473)	4,444,307	-330%
Net loss	(6,148,441)	(6,347,723)	199,282	-3%	(23,606,828)	(35,285,429)	11,678,601	-33%

REVIEW OF OPERATIONS FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2022 AND 2021

General and administrative

General and administrative expenses for the three months and years ended December 31, 2022 and 2021 are comprised of:

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Professional fees	708,888	1,257,870	(548,982)	-44%	5,208,356	6,256,165	(1,047,809)	-17%
General office, insurance and administration expenditures	568,834	905,404	(336,570)	-37%	2,838,303	3,479,801	(641,498)	-18%
Consulting fees	431,171	186,119	245,052	132%	1,452,070	2,196,812	(744,742)	-34%
Salaries, wages and benefits	622,988	686,001	(63,013)	-9%	2,798,074	2,856,887	(58,813)	-2%
Investor relations	102,742	948,669	(845,927)	-89%	1,495,695	1,642,653	(146,958)	-9%
Building and facility costs	-	46,805	(46,805)	-100%	519,954	759,590	(239,636)	-32%
Foreign exchange loss (gain)	(134,121)	(12,299)	(121,822)	991%	1,323,242	146,587	1,176,655	803%
	2,300,502	4,018,569	(1,718,067)	-43%	15,635,694	17,338,495	(1,702,801)	-10%
Allocated to:
Continuing operations	2,300,502	3,817,541	(1,517,039)	-40%	14,450,094	15,926,103	(1,476,009)	-9%
Discontinued operations	-	201,028	(201,028)	-100%	1,185,600	1,412,392	(226,792)	-16%

Professional fees

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Professional fees	708,888	1,257,870	(548,982)	-44%	5,208,356	6,256,165	(1,047,809)	-17%

Professional fees decreased from $1,257,870 to $708,888 or 44% and decreased from $6,256,165 to $5,208,356 or 17% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The Company incurred approximately $1,700,000 of legal fees directly related to non-recurring litigation expenses during the year ended December 31, 2022. For the three months and year ended December 30, 2021, the Company incurred expenses related to litigation and the Company’s contested annual general and special shareholders meeting held on May 14, 2021. Professional fees fluctuate from period to period based on the nature of the transactions the Company undertakes.

General office, insurance and administration expenditures

General office, insurance and administration expenditures for the three months and years ended December 31, 2022 and 2021 are comprised of the following:

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Insurance, shareholders and public company costs	137,088	561,519	(424,431)	-76%	1,200,835	2,678,906	(1,478,071)	-55%
Travel, meals and entertainment	74,698	70,844	3,854	5%	277,863	212,496	65,367	31%
Office and general administrative	357,048	273,041	84,007	31%	1,359,605	588,399	771,206	131%
General office, insurance and administration expenditures	568,834	905,404	(336,570)	-37%	2,838,303	3,479,801	(641,498)	-18%

Insurance, shareholders and public company costs

Insurance, shareholders and public company costs decreased from $905,404 to $568,834 or 37% and decreased from $3,479,801 to $2,838,303 or 18% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. These costs primarily consist of insurance and other related expenditures associated with being a publicly listed Company on the NASDAQ. The primary reason for the decrease for the three months and year ended December 31, 2022, compared to the equivalent periods in the prior year is a decrease in the cost of director and officers' insurance and shareholders and public company costs.

Travel, meals and entertainment

Travel, meals and entertainment expenses increased from $70,844 to $74,698 or 5% and increased from $212,496 to $277,863 or 31% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Travel, meals and entertainment expenses fluctuate from period to period based on the nature of the transactions the Company undertakes.

Office and general administrative

Office and general administrative expenses increased from $273,041 to $357,048 or 31% and increased from $588,399 to $1,359,605 or 131% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The primary reason for the increase is due to selling expenses incurred related to the sale of the Facility and Facility Property. Office and general administrative expenses may vary from period to period based on operational activities.

Consulting fees

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Consulting fees	431,171	186,119	245,052	132%	1,452,070	2,196,812	(744,742)	-34%

Consulting fees increased from $186,119 to $431,171 or 132% and decreased from $2,196,812 to $1,452,070 or 34% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Salaries, wages and benefits	622,988	686,001	(63,013)	-9%	2,798,074	2,856,887	(58,813)	-2%

Salaries, wages and benefits expenses decreased from $686,001 to $622,988 or 9% and decreased from $2,856,887 to $2,798,074 or 2% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. During the year ended December 31, 2022, the Company paid one-time bonus payments to the CEO, COO, President and Lucid CEO in the amount of C$180,000 each. During the year ended December 31, 2021, the Company incurred non-recurring expenses in connection with the termination of employment of employees during the period and employer health tax offset.

Investor relations

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Investor relations	102,742	948,669	(845,927)	-89%	1,495,695	1,642,653	(146,958)	-9%

Investor relations expenses decreased from $948,669 to $102,742 or 89% and decreased from $1,642,653 to $1,495,695 or 9% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Spending on investor relations and marketing varies from period to period based on the Company's strategy.

Building and facility costs

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Building and facility costs	-	46,805	(46,805)	-100%	519,954	759,590	(239,636)	-32%

Building and facility costs decreased from $46,805 to $nil or 100% and decreased from $759,590 to $519,954 or 32% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Such costs include property taxes, security services, repairs and maintenance expenditures and utilities. The decrease was due to the sale of the Facility and Facility Property in May 2022.

Foreign exchange loss (gain)

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Foreign exchange loss (gain)	(134,121)	(12,299)	(121,822)	991%	1,323,242	146,587	1,176,655	803%

Foreign exchange loss (gain) increased from gain of $12,299 and to gain of $134,121 and increased from loss of $146,587 to loss of $1,323,242 for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The primary reason for the foreign exchange change was due to the change of the Canadian dollar relative to the US dollar and its impact on monetary assets and liabilities denominated in the Canadian dollar.

External research and development fees

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
External research and development fees	2,694,955	852,393	1,842,562	216%	6,910,844	6,328,104	582,740	9%

External research and development fees increased from $852,393 to $2,694,955 or 216% and increased from $6,328,104 to $6,910,844 or 9% for the three months and year December 31, 2022, respectively, compared to the equivalent periods in the prior year. For the three months and year ended December 31, 2022, external research and development fees were higher due costs incurred for ongoing research and development compared to the equivalent periods in the prior year, as the Company terminated Phase 2 Safety and Tolerability testing and COVID-19 study in August 2021.

Share-based payments

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Share-based payments	506,583	341,567	165,016	48%	1,531,258	7,443,930	(5,912,672)	-79%

Share-based payments increased from $341,567 to $506,583 and decreased from $7,443,930 to $1,531,258 for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Share-based payment expenses fluctuate based on the variability in the number of share-based awards granted, vesting periods of the awards and the grant date fair values. The decrease during the year ended December 31, 2022, compared to the equivalent period in the prior year is primarily due to a share-based bonus issued in February 2021 of $3,576,875 compared to $nil during the year ended December 31, 2022.

Depreciation and amortization

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
Depreciation and amortization	1,157,735	1,107,477	50,258	5%	4,537,415	4,045,523	491,892	12%

Depreciation and amortization increased from $1,107,477 to $1,157,735 or 5% and increased from $4,045,523 to $4,537,415 or 12% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The increase in depreciation and amortization is primarily related to intangible asset additions.

Other income

Other income increased from $nil to $300,018 or 100% and increased from $1,292 to $367,735 or 28362% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The increase is primarily due to monthly interest payments received related to finance receivables and interest income earned on short term Guaranteed Investment Contracts.

Finance expense

For the three months and year ended December 31, 2022, finance expense was $135 and $48,822 compared to $29,205 and $69,404 for equivalent period in the prior year, respectively. Finance expense is primarily comprised of interest on notes payable assumed on acquisition of Prismic Pharmaceuticals in June 2019.

Loss (gain) on settlement of financial liability

For the three months and year ended December 31, 2022, the Company recognized a loss on settlement of financial liabilities of $506 and a gain of $119,453, compared to $nil and a gain of $49,792, for the three months and year ended December 31, 2021.

Loss (gain) on change in fair value of derivative liability

In August 2020, the Company issued warrants as part of a private placement that did not meet the IFRS definition of equity due to the exercise price being denominated in United States Dollar, which was not the functional currency of the Company at the time resulting in a variability in exercise price. As such, the warrants were recognized as a derivative liability with a fair value of $3,289,069 at the time of issuance.

The fair value of the warrants liability as at December 31, 2022 was $243,594 resulting in a gain on change in fair value of $521,809 for the year ended December 31, 2022. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $0.79, risk-free interest rate of 4.07% and annualized volatility of 96%.

Loss (gain) on changes in fair value of investments

The Company has various investments accounted for at fair value through profit or loss resulting in recognition of losses or gains as the fair value fluctuates.

		Balance at Proceeds			Change in fair value	Balance at
Entity	Instrument	December 31, 2021	from sale	Additions	through profit or loss	December 31, 2022
		$	$	$	$	$
True Pharma Strip Inc.	Shares	197	197	-	-	-
HUGE Shops	Shares	157,760	157,760	-	-	-
SciCann Therapeutics	Shares	79	79	-	-	-
Solarvest BioEnergy Inc.	Shares	366,792	-	-	(145,302)	221,490
Solarvest BioEnergy Inc.	Convertible debenture	293,434	-	-	(116,242)	177,192
A2ZCryptoCap Inc.	Shares	-	-	6,162	4,470	10,632
Lions Bay Fund	Shares	-	-	395,450	22,848	418,298
		818,262	158,036	401,612	(234,226)	827,612

RESULTS OF OPERATIONS 2021

The following table outlines our consolidated statements of loss for three months and years ended December 31, 2021 and 2020:

	Three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Expenses
General and administrative	3,817,541	2,323,347	1,494,194	64%	15,926,103	10,058,083	5,868,020	58%
External research and development fees	852,393	2,456,010	(1,603,617)	-65%	6,328,104	7,832,847	(1,504,743)	-19%
Share-based payments	341,567	215,255	126,312	59%	7,443,930	8,052,011	(608,081)	-8%
Depreciation and amortization	1,107,477	967,957	139,520	14%	4,045,523	3,900,458	145,065	4%
Legal provision	-	59,288	(59,288)	-100%	-	757,829	(757,829)	-100%
Impairment of right-of-use asset	-	-	-	0%	-	89,860	(89,860)	-100%
Total operating expenses	6,118,978	6,021,857	97,121	2%	33,743,660	30,691,088	3,052,572	10%

Loss from continuing operations	(6,118,978)	(6,021,857)	(97,121)	2%	(33,743,660)	(30,691,088)	(3,052,572)	10%

Other income	-	(4)	4	-100%	(1,292)	(3,691)	2,399	-65%
Finance expense	29,205	32,967	(3,762)	-11%	69,404	235,581	(166,177)	-71%
Loss (gain) on settlement of financial liability	-	(420,936)	420,936	-100%	(49,792)	(680,164)	630,372	-93%
Loss (gain) on change in fair value of warrants and derivative liability	(663,400)	(1,254,299)	590,899	-47%	(682,507)	(2,561,456)	1,878,949	-73%
Loss (gain) on changes in fair value of investments	678,350	(415,438)	1,093,788	-263%	858,483	770,874	87,609	11%
Net loss from continuing operations	(6,163,133)	(3,964,147)	(2,198,986)	55%	(33,937,956)	(28,452,232)	(5,485,724)	19%

Net loss from discontinued operations	(184,590)	(414,124)	229,534	-55%	(1,347,473)	(3,347,561)	2,000,088	-60%
Net loss	(6,347,723)	(4,378,271)	(1,969,452)	45%	(35,285,429)	(31,799,793)	(3,485,636)	11%

REVIEW OF OPERATIONS FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2021 AND 2020

General and administrative

General and administrative expenses for the three months and years ended December 31, 2021 and 2020 are comprised of:

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Professional fees	1,257,870	498,295	759,575	152%	6,256,165	2,734,123	3,522,042	129%
General office, insurance and administration expenditures	905,404	897,745	7,659	1%	3,479,801	3,616,159	(136,358)	-4%
Consulting fees	186,119	435,090	(248,971)	-57%	2,196,812	1,775,269	421,543	24%
Salaries, wages and benefits	686,001	973,125	(287,124)	-30%	2,856,887	2,656,162	200,725	8%
Investor relations	948,669	54,630	894,039	1637%	1,642,653	541,944	1,100,709	203%
Building and facility costs	46,805	232,766	(185,961)	-80%	759,590	586,926	172,664	29%
Foreign exchange (gain) loss	(12,299)	(312,856)	300,557	-96%	146,587	(186,959)	333,546	-178%
	4,018,569	2,778,795	1,239,774	45%	17,338,495	11,723,624	5,614,871	48%
Allocated to:
Continuing operations	3,817,541	2,323,347	1,494,194	64%	15,926,103	10,058,083	5,868,020	58%
Discontinued operations	201,028	455,448	(254,420)	-56%	1,412,392	1,665,541	(253,149)	-15%

Professional fees

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Professional fees	1,257,870	498,295	759,575	152%	6,256,165	2,734,123	3,522,042	129%

Professional fees increased from $498,295 to $1,257,870 or 152% and increased from $2,734,123 to $6,256,165 or 129% for, respectively, the three months and year ended December 31, 2021, compared to the equivalent periods in the prior year. Professional fees fluctuate from period to period based on the nature of the transactions the Company undertakes. For the year ended December 31, 2021, the increase is primarily due to litigation and the Company's contested annual general and special shareholders meeting held on May 14, 2021.

General office, insurance and administration expenditures

General office, insurance and administration expenditures for the three months and years ended December 31, 2021 and 2020 are comprised of the following:

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Insurance, shareholders and public company costs	561,519	360,125	201,394	56%	2,678,906	2,048,726	630,180	31%
Travel, meals and entertainment	70,844	211,816	(140,972)	-67%	212,496	608,876	(396,380)	-65%
Office and general administrative	273,041	325,804	(52,763)	-16%	588,399	958,557	(370,158)	-39%
General office, insurance and administration expenditures	905,404	897,745	7,659	1%	3,479,801	3,616,159	(136,358)	-4%

Insurance, shareholders and public company costs

Insurance, shareholders and public company costs increased from $360,125 to $561,519 or 56% and increased from $2,048,726 to $2,678,906 or 31% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. These costs primarily consist of insurance and other related expenditures associated with being a publicly listed Company on the NASDAQ. The primary reason for the increase for the year ended December 31, 2021, compared to the equivalent periods in the prior year is due to an increase in the cost of director and officers' insurance.

Travel, meals and entertainment

Travel, meals and entertainment expenses decreased from $211,816 to $70,844 or 67% and decreased from $608,876 to $212,496 or 65% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. Travel, meals and entertainment expenses fluctuate from period to period based on the nature of the transactions the Company undertakes.

Office and general administrative

Office and general administrative expenses decreased from $325,804 to $273,041 or 16% and decreased from $958,557 to $588,399 or 39% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. Office and general administrative expenses may vary from period to period based on operational activities.

Consulting fees

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Consulting fees	186,119	435,090	(248,971)	-57%	2,196,812	1,775,269	421,543	24%

Consulting fees decreased from $435,090 to $186,119 or 57% and increased $1,775,269 to $2,196,812 or 24% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Salaries, wages and benefits	686,001	973,125	(287,124)	-30%	2,856,887	2,656,162	200,725	8%

Salaries, wages and benefits expenses decreased from $973,125 to $686,001 or 30% and increased from $2,656,162 to $2,856,887 or 8% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. The decrease is primarily due to reduced headcount for the three months ended December 31, 2021, compared to the three months ended December 31, 2020. The increase for the year ended December 31, 2021, is primarily due to expenses incurred in connection with the termination of employment of employees during the period and employer health tax offset by lower headcount.

Investor relations

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Investor relations	948,669	54,630	894,039	1637%	1,642,653	541,944	1,100,709	203%

Investor relations expenses increased from $54,630 to $948,669 or 1637% and increased from $541,944 to $1,642,653 or 203% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. The increase is primarily related to higher spending on investor relations and marketing during the three months and year ended December 31, 2021.

Building and facility costs

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Building and facility costs	46,805	232,766	(185,961)	-80%	759,590	586,926	172,664	29%

Building and facility costs decreased from $232,766 to $48,805 or 80% and increased from $586,926 to $759,590 or 29% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. Such costs include property taxes, security services, repairs and maintenance expenditures and utilities. The decrease in the three months ended December 31, 2021, compared to the equivalent period in the prior year is due to costs incurred in the prior year related to restoration of the Heritage Building located on the Facility property. The increase for the year ended December 31, 2021, compared to the equivalent period in the prior year is primarily due to environmental land studies of the Facility Property incurred in preparation for sale.

Foreign exchange (gain) loss

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Foreign exchange (gain) loss	(12,299)	(312,856)	300,557	-96%	146,587	(186,959)	333,546	-178%

Foreign exchange (gain) loss decreased from a gain of $312,856 and $186,959 to a gain of $12,299 and a loss of $146,587 for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. The primary reason for the foreign exchange change was due to the strengthening of the Canadian dollar relative to the US dollar and its impact on cash balances denominated in the Canadian dollar.

External research and development fees

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
External research and development fees	852,393	2,456,010	(1,603,617)	-65%	6,328,104	7,832,847	(1,504,743)	-19%

External research and development fees decreased from $2,456,010 to $852,393 or 65% and decreased from $7,832,847 to $6,328,104 or 19% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. For the three months ended December 31, 2020, and the year ended December 31, 2020, external research and development fees were incurred for the research and development of PEA, for Phase 2 Safety and Tolerability testing and COVID-19 study that terminated in August 2021.

Share-based payments

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Share-based payments	341,567	215,255	126,312	59%	7,443,930	8,052,011	(608,081)	-8%

Share-based payments increased from $215,255 to $341,567 and decreased from $8,052,011 to $7,443,930 for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. This represents an increase of $126,312, or 59%. for the three months ended December 31, 2021, and a decrease of $608,081 or 8% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. Share-based payments change based on the variability in the number of options granted, vesting periods of the options, the grant date fair values and share-based bonuses.

Depreciation and amortization

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Depreciation and amortization	1,107,477	967,957	139,520	14%	4,045,523	3,900,458	145,065	4%

Depreciation and amortization increased from $967,957 to $1,107,477 or 14% and increased from $3,900,458 to $4,045,523 or 4% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. The increase is primarily due to additions from the acquisition of Lucid during the period. Depreciation and amortization is primarily related to the intellectual property.

Finance expense

For the three months and year ended December 31, 2021, finance expense was $29,205 and $69,404 compared to $32,967 and $235,581, respectively, for the three months and year ended December 31, 2020. Finance expense is primarily comprised of interest on notes payable assumed on acquisition of Prismic Pharmaceuticals in June 2019. The Company settled a certain balance of notes payable, resulting in lower finance expense for the three months and year ended December 31, 2021, compared to the equivalent periods in the prior year.

Loss (gain) on settlement of financial liability

For the three months and year ended December 31, 2021, the Company recognized a gain on settlement of financial liabilities of $nil and $49,792, compared to $420,936 and $680,164, respectively for the three months and year ended December 31, 2020. The gain recognized is primarily due to the settlement of Prismic notes payable and trade and other payables for Class B shares and cash. The difference between the carrying value of the notes payable and trade and other liabilities and the consideration given was recorded as gain on settlement.

Loss (gain) on change in fair value of warrants and derivative liability

In August 2020, the Company issued warrants as part of a private placement that did not meet the IFRS definition of equity due to the exercise price being denominated in United States Dollar, which was not the functional currency of the Company at the time resulting in a variability in exercise price. As such, the warrants were recognized as a derivative liability with a fair value of $3,289,069 at the time of issuance.

The fair value of the warrants liability as at December 31, 2020 was $1,447,910. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $1.56, risk-free interest rate of 0.33% and annualized volatility of 117%. The Company recognized a gain on change in fair value of $1,927,041 for the year ended December 31, 2020.

The fair value of the warrants liability as at December 31, 2021, was $765,403 resulting in a gain on change in fair value of $682,507 for the year ended December 31, 2021. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $1.02, risk-free interest rate of 1.22% and annualized volatility of 120%. The Company recognized a gain on change in fair value of $663,400 and $682,507 for the three months and year ended December 31, 2021.

Loss (gain) on changes in fair value of investments

The Company has various investments accounted for at fair value through profit or loss resulting in recognition of loss/gain as the fair value fluctuates.

		Balance at	Change in fair value	Balance at
Entity	Instrument	December 31, 2020	through profit or loss	December 31, 2021
		$	$	$
True Pharma Strip Inc.	Shares	-	197	197
HUGE Shops	Shares	600,433	(442,673)	157,760
SciCann Therapeutics	Shares	195,679	(195,600)	79
Solarvest BioEnergy Inc.	Shares	447,678	(80,886)	366,792
Solarvest BioEnergy Inc.	Warrants	74,813	(74,813)	-
Solarvest BioEnergy Inc.	Convertible debenture	358,142	(64,708)	293,434
		1,676,745	(858,483)	818,262

			Current	158,036
			Non-Current	660,226
				818,262

REVIEW OF DISCONTINUED OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The following table outlines our net income (loss) from discontinued operations for the years ended December 31, 2022 and 2021:

	For the three months ended		For the years ended
	December 31,		December 31,
	2022	2021	2022	2021
	$	$	$	$
Expenses
General and administrative	-	201,028	1,185,600	1,412,392
Total operating expenses	-	201,028	1,185,600	1,412,392

Loss from discontinued operations	-	(201,028)	(1,185,600)	(1,412,392)

Other income	-	(16,438)	(32,852)	(64,919)
Gain on sale of property and plant	-	-	(4,249,582)	-
Net income (loss) from discontinued operations	-	(184,590)	3,096,834	(1,347,473)

General and administrative

	For the three months ended December 31,				For the years ended December 31,
	2022	2021	Change		2022	2021	Change
	$	$	$	%	$	$	$	%
General office and administration	-	94,852	(94,852)	-100%	649,874	324,969	324,905	100%
Salaries, wages and benefits	-	59,371	(59,371)	-100%	15,772	327,833	(312,061)	-95%
Building and facility costs	-	46,805	(46,805)	-100%	519,954	759,590	(239,636)	-32%
	-	201,028	(201,028)	-100%	1,185,600	1,412,392	(226,792)	-16%

General and administrative expenses from discontinued operations decreased from $1,412,392 to $1,185,600 for the year ended December 31, 2022, compared to the equivalent periods in the prior year. On May 6, 2022, the Company closed the sale of the Facility and the Facility Property. Subsequent to sale of the Facility and the Facility Property results of operations related to FV Pharma are reported as continued operations for the year ended December 31, 2022.

REVIEW OF DISCONTINUED OPERATIONS FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2021 AND 2020

The following table outlines our net loss from discontinued operations for the three months and years ended December 31, 2021 and 2020:

	For the three months ended		For the years ended
	December 31,		December 31,
	2021	2020	2021	2020
	$	$	$	$
Revenue	-	-	-	14,514
Cost of revenue	-	-	-	1,032,010
Gross loss before fair value adjustments	-	-	-	(1,017,496)
Fair value adjustments on inventory sold	-	-	-	(945)
Unrealized loss (gain) on changes in fair
value of biological assets	-	-	-	166,886
Gross loss	-	-	-	(1,183,437)

Expenses
General and administrative	201,028	455,448	1,412,392	1,665,541
Depreciation and amortization	-	-	-	90,340
Impairment of equipment	-	-	-	387,474
Total operating expenses	201,028	455,448	1,412,392	2,143,355

Loss from discontinued operations	(201,028)	(455,448)	(1,412,392)	(3,326,792)

Other income	(16,438)	(41,326)	(64,919)	(79,568)
Loss on sale of equipment	-	-	-	100,337
Net loss from discontinued operations	(184,590)	(414,122)	(1,347,473)	(3,347,561)

Revenue

Revenue was $nil and $nil from discontinued operations for the three months and years December 31, 2021, compared to $nil and $14,514, for the equivalent period in the prior year, respectively. The decrease is due to the Company discontinuing its cannabis operations.

Cost of revenue

For the three months and year ended December 31, 2021, cost of revenue from discontinued operations was $nil and $nil compared to $nil and $1,032,010, for the equivalent periods in the prior year, respectively. The decrease for the year ended December 31, 2021, compared to the equivalent period in the prior year is primarily due to FV Pharma forfeiting its licenses and ceasing all operations at the end of July 2020 and discontinuing the sale of cannabis. Cost of revenue includes the cost of inventory sold, production costs expensed and impairment charges. Direct and indirect production costs include labor, processing, testing, packaging, quality assurance, security, inventory, shipping, depreciation of production equipment, production management and other related expenses.

Unrealized loss on changes in fair value of biological assets

Unrealized loss on change in fair value of biological assets for the three months and year ended December 31, 2021, was $nil and $nil compared to $nil and $166,886, for the equivalent period in the prior year, respectively. As of December 31, 2021, the Company did not have any biological assets.

General and administrative

	For the three months ended December 31,				For the years ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
General office and administration	94,852	121,675	(26,823)	-22%	324,969	566,816	(241,847)	-43%
Salaries, wages and benefits	59,371	101,006	(41,635)	-41%	327,833	511,799	(183,966)	-36%
Building and facility costs	46,805	232,767	(185,962)	-80%	759,590	586,926	172,664	29%
	201,028	455,448	(254,420)	-56%	1,412,392	1,665,541	(253,149)	-15%

General and administrative expenses from discontinued operations decreased from $455,448 to $201,028 and decreased from $1,665,541 to $1,412,392 for the three months and year ended December 31, 2021, respectively, compared to the equivalent period in the prior year. The decrease for the three months and year ended December 31, 2021, compared to the three months and year ended December 31, 2020, is due to FV Pharma ceasing all activities.

Depreciation and amortization

Depreciation and amortization from discontinued operations for the three months and year ended December 31, 2021, was $nil and $nil compared to $nil and $90,340, for the equivalent periods in the prior year, respectively. Depreciation and amortization expense decreased as the Company ceased depreciation of these assets upon recognition as being held for sale in March of 2020.

SELECTED QUARTERLY INFORMATION

The following table sets forth selected unaudited quarterly statements of operations data for each of the eight quarters commencing January 1, 2021 and ending December 31, 2022. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements for the year ended December 31, 2022. This data should be read in conjunction with our audited annual financial statements for the year ended December 31, 2022. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period. Results disclosed are from all operations.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2022	2022	2022	2021	2021	2021	2021
	$		$	$	$	$	$	$
Other income	(300,018)	(65,499)	(2,218)	-	-	-	-	(1,292)
Net loss for the period	(6,148,441)	(7,128,885)	(4,424,165)	(5,905,337)	(6,347,723)	(5,790,925)	(13,207,327)	(9,939,454)
Net loss per share - basic	(0.16)	(0.19)	(0.11)	(0.15)	(0.16)	(0.16)	(0.37)	(0.37)
Net loss per share - diluted	(0.16)	(0.19)	(0.11)	(0.15)	(0.16)	(0.16)	(0.16)	(0.37)

FINANCIAL POSITION

	As at	As at
	December 31,	December 31,	Change
	2022	2021	$	%
ASSETS
Current assets
Cash and cash equivalents	16,980,472	35,259,645	(18,279,173)	-52%
Other receivables	374,377	500,964	(126,587)	-25%
Prepaid expenses and deposits	472,137	1,366,421	(894,284)	-65%
Investments	-	158,036	(158,036)	-100%
Net investment in lease	23,188	-	23,188	100%
	17,850,174	37,285,066	(19,434,892)	-52%
Assets held for sale	-	8,647,779	(8,647,779)	-100%
	17,850,174	45,932,845	(28,082,671)	-61%

Non-current assets
Equipment, net	105,729	-	105,729	100%
Investments	827,612	660,226	167,386	25%
Right-of-use asset, net	155,196	168,307	(13,111)	-8%
Finance receivables, net	7,431,656	-	7,431,656	100%
Intangible assets, net	12,040,289	16,201,739	(4,161,450)	-26%
	20,560,482	17,030,272	3,530,210	21%
Total assets	38,410,656	62,963,117	(24,552,461)	-39%

LIABILITIES
Current liabilities
Trade and other payables	7,108,419	7,510,771	(402,352)	-5%
Lease obligations	177,870	124,311	53,559	43%
Warrants liability	243,594	765,403	(521,809)	-68%
Notes payable	300,549	300,549	-	0%
	7,830,432	8,701,034	(870,602)	-10%
Non-current liabilities
Lease obligations	38,004	131,045	(93,041)	-71%
Total liabilities	7,868,436	8,832,079	(963,643)	-11%

SHAREHOLDERS' EQUITY
Class A share capital	151,588	151,588	-	0%
Class B share capital	143,258,972	152,173,089	(8,914,117)	-6%
Warrant	2,142,400	5,137,417	(2,995,017)	-58%
Contributed surplus	28,500,924	22,583,649	5,917,275	26%
Foreign exchange translation reserve	652,601	239,612	412,989	172%
Accumulated deficit	(144,164,265)	(126,154,317)	(18,009,948)	14%
Total shareholders' equity	30,542,220	54,131,038	(23,588,818)	-44%
Total liabilities and shareholders' equity	38,410,656	62,963,117	(24,552,461)	-39%

Assets

Current assets

Cash and cash equivalents decreased by $18,279,173 or 52%, as a result of cash used for the issuance of finance receivables and cash used during the period to fund research initiatives offset by cash received from the sale the Facility and Facility Property.

Other receivables decreased by $126,587 or 25%, primarily due to HST and investment tax refund received offset by sales taxes receivable.

Prepaid expenses and deposits decreased by $894,284 or 65% primarily related to expenses incurred for the Company's insurance policies and research and development activities offset by deposits made related to insurance and research and development activities.

Current investments decreased by $158,036 or 100%, due to the sale of investments.

Net investment in lease increased by $23,188 or 100%, due to a sublease entered into by the Company.

Assets Held for Sale

Assets held for sale consisted of the Facility and Facility Property. On May 6, 2022, the Company closed the sale of the Facility and the Facility Property.

Non-current assets

Equipment increased by $105,729 or 100%, primarily due to equipment purchase made by the Company offset by deprecation.

Investments increased by $167,386 or 25%, primarily due to investments purchased during the year offset by the change in fair value of investments as a result of decreases in the underlying share prices.

Finance receivables increased by $7,431,656 or 100%, due to the commencement of FSD Strategic Investments operations during the year ended December 31, 2022.

Intangible assets decreased by $4,161,450 or 26%, primarily due to amortization expense incurred for the year ended December 31, 2022, offset by additions of $250,000.

Liabilities

Current liabilities

Trade and other payables decreased by $402,352 or 5%, primarily due to timing of payments.

Lease obligations increased by $53,559 or 43%, due to new lease entered by the Company offset by lease payments.

Warrants liability

Warrants were issued as part of the financing in August 2020. The Company determined that these warrants did not meet the IFRS definition of equity due to the exercise price being denominated in United States dollar which was not the functional currency of the Company at the time resulting in variability in exercise price. Accordingly, these warrants are treated as a derivative financial liability measured at fair value through profit or loss. As at the date of issuance the fair value of the warrants was determined to be $3,289,069 using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $3.01 on date of issuance, risk free interest rate of 0.32% and annualized volatility of 121%.

The fair value of the warrants liability as at December 31, 2021, was $765,403 resulting in a gain on change in fair value of $682,507 for the year ended December 31, 2021. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $1.02, risk-free interest rate of 1.22% and annualized volatility of 120%.

The fair value of the warrants liability as at December 31, 2022 was $243,594 resulting in a gain on change in fair value of $521,809 for the year ended December 31, 2022. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $0.79, risk-free interest rate of 4.07% and annualized volatility of 96%.

Notes payable

The Company recognized notes payable from the acquisition of Prismic on June 29, 2019, made up of convertible notes and short-term notes. The notes and short-term notes are due to former board members of Prismic. The notes carry an annual interest rate of 20% and the short-term notes carry an annual interest rate of 10%.

Non-current liabilities

Non-current portion of lease liability represents the Company's obligations for office leases.

Shareholders' equity

Shareholder's equity decreased by $23,588,818, primarily due to a decrease of $7,523,117 related to share buyback program, $2,995,017 related to expired warrants, and net loss of $23,606,828, offset by $5,917,275 of contribution surplus related to share cancelation, warrants expired, PSUs converted to shares and share based payments and $412,989 related to the translation of foreign operations and cancellation of shares.

LIQUIDITY, CAPITAL RESOURCES AND FINANCING

The general objectives of our capital management strategy are to preserve our capacity to continue operating, provide benefits to our stakeholders and provide an adequate return on investment to our shareholders by continuing to invest in our future that is commensurate with the level of operating risk we assume. We determine the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

The financial statements and this MD&A have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In making this assessment, management concluded that it has sufficient working capital as of December 31, 2022, in order to carry out its planned operations over the next twelve months.

The Company is in the preliminary stages of its planned operations and has not yet determined whether its processes and business plans are economically viable. The continuing operations of the Company are dependent upon the ability of the Company to complete the pharmaceutical research and development programs centered on the Company's compounds (two of which are licensed).

As at December 31 2022, the Company had cash and cash equivalents of $16,980,472 representing a decrease of $18,279,173 from December 31, 2021. This decrease is primarily due to $28,333,273 of cash used in operating activities, $12,123,408 of cash provided by investing activities and $2,069,308 of cash used in financing activities.

Cash flows for the years ended December 31, 2022 and 2021

	For the years ended December 31,
	2022	2021
	$	$
Net cash provided by (used in):
Cash used in continuing operating activities	(27,190,291)	(19,364,182)
Cash used in discontinued operating activities	(1,142,982)	(1,382,041)
Cash used in operating activities	(28,333,273)	(20,746,223)

Cash (used in) provided by continuing investing activities	(607,534)	268,964
Cash provided by discontinued investing activities	12,730,942	-
Cash provided by investing activities	12,123,408	268,964

Cash (used in) provided by financing activities	(2,069,308)	38,212,082

Net change in cash during the period	(18,279,173)	17,734,823

Cash Flows Used in Operating Activities

Cash flows used in continuing operating activities for the year ended December 31, 2022, were $27,190,291 compared to cash flows used in continuing operating activities of $19,364,182 for the year ended December 31, 2021. Cash flows used in discontinued operating activities for the year ended December 31, 2022, were $1,142,982 compared to cash flows used in discontinued operating activities of $1,382,041 for the year ended December 31, 2022. The increase in cash used in operating activities is primarily due to cash outflows related to finance receivables issued during the year ended December 31, 2022.

Cash Flows Provided by (Used in) Investing Activities

Cash flows provided by investing activities for the year ended December 31, 2022, were $12,123,408 compared to cash flows provided by investing activities of $268,964 for the year ended December 31, 2022. The change is primarily due to cash provided by the sale of the Facility and the Facility Property during the year ended December 31, 2022.

Cash Flows (Used in) Provided by Financing Activities

Cash flows used in financing activities for the year ended December 31, 2022, were $2,069,308 compared to cash provided by financing activities of $38,212,082 for the year ended December 31, 2021. During the year ended December 31, 2021, the Company issued shares for net proceeds of $38,341,407 offset by the repayment of $71,759 for notes payable and repayment of $57,566 for lease obligations compared to, $1,926,237 spend on share repurchases and the payment of $143,071 for lease obligations made during the year ended December 31, 2022.

Cash flows for the years ended December 31, 2021 and 2020

	For the years ended December 31,
	2022	2021
	$	$
Net cash provided by (used in):
Cash used in continuing operating activities	(19,364,182)	(18,392,814)
Cash used in discontinued operating activities	(1,382,041)	(737,659)
Cash used in operating activities	(20,746,223)

Cash (used in) provided by continuing investing activities	268,964	6,477,510
Cash provided by discontinued investing activities	-	36,616
Cash provided by investing activities	268,964	6,514,126

Cash (used in) provided by financing activities	38,212,082	24,173,371

Net change in cash during the period	17,734,823	11,557,024

Cash Flows Used in Operating Activities

Cash flows used in continuing operating activities for the year ended December 31, 2021, were $19,364,182 compared to cash flows used in continuing operating activities of $18,392,814 for the year ended December 31, 2020. Cash flows used in discontinued operating activities for the year ended December 31, 2021, were $1,382,041 compared to cash flows used in discontinued operating activities of $737,659 for the year ended December 31, 2020. The increase in cash used in operating activities of $1,615,750 is primarily due to an increase in net loss from continuing operations of $5,485,724, offset by an increase in cash provided by a change in trade and other payables of $2,706,075. The increase in cash provided by the change in trade and other payables is due to the timing of payments and invoices received.

Cash Flows Provided by Investing Activities

Cash flows provided by investing activities for the year ended December 31, 2021, were $268,964 compared to cash flows provided by investing activities of $6,514,126 for the year ended December 31, 2020. The change is primarily due to the acquisition of intellectual property during the year ended December 31, 2021, of $500,000, offset by cash acquired from acquisition of Lucid, compared to proceeds of $6,477,510 from the sale of investments during the year ended December 31, 2020.

Cash Flows Provided by Financing Activities

Cash provided by financing activities for the year ended December 31, 2021, was $38,212,082 compared to cash provided by financing activities of $24,173,371 for the year ended December 31, 2020. During the year ended December 31, 2021, the Company issued shares for net proceeds of $38,341,407 offset by the repayment of $71,759 for notes payable and repayment of $57,566 for lease obligations compared to, issued shares for net proceeds of $25,100,459 and proceeds from exercise of stock options of $59,548, offset by repayment of $946,643 for notes payable and repayment of $39,993 for lease obligations made during the year ended December 31, 2020.

As at December 31, 2021, the Company had cash of $35,259,645 representing an increase of $17,734,823 from December 31, 2020. This increase is primarily due to $268,964 of cash provided by investing activities and $38,212,082 of cash provided by financing activities, offset by $20,746,223 of cash used in operating activities.

CONTRACTUAL OBLIGATIONS

We have no significant contractual arrangements other than those noted in our financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements other than those noted in our financial statements.

TRANSACTIONS WITH RELATED PARTIES

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly.

Transactions with key management and directors comprised the following:

a. In fiscal 2022, the Company paid independent directors' compensation of C$60,000, with the chair of the audit committee receiving an additional C$20,000 and the chair of the compensation committee receiving an additional C$10,000. Director's compensation for the year ended December 31, 2022, was $215,104 (2021 - $757,690 and 2020 - $246,226), which includes $nil (2021 - $466,546 and 2020 - $238,703) recognized as share-based compensation for shares issued.

b. During the year ended December 31, 2022, the Company granted 2,820,104 PSUs to related parties, as replacement awards for the 2,820,104 share options that were cancelled. As at December 31, 2022, 400,000 of the PSUs had fully vested upon the successful implementation of a Phase 2 trial for FSD-PEA with Health Canada and/or the FDA. The remaining PSUs will fully vest upon the filing of the MS Phase 1 IND, expected in January 2023.

c. In February 2021, as compensation, the Company issued 1,349,764 shares with a fair value of $3,576,875 to Raza Bokhari, in his capacity as Board Chair and Chief Executive Officer, and to certain other directors. Of the 1,349,764 shares issued, 1,173,709, with a fair value of $3,110,330, were issued to Raza Bokhari and 176,055 shares, with a fair value of $466,545, were issued to other directors. In June 2021, 156,278 of the shares issued to directors in February 2021 were cancelled. On March 8, 2022, following litigation with respect to certain of the shares issued to Raza Bokhari in February 2021, the court issued a decision, permitting the part of the share grant to Raza Bokhari until the date of his termination (being 536,979 Class B shares) but cancelling the shares relating to services that were to be provided after the date of termination (being 504,888 Class B shares). The shares were cancelled on March 29, 2022.

Related Party	Number of Securities	Total Amount
Dr. Raza Bokhari	1,173,709	3,110,330
Robert Ciaruffoli	46,948	124,412
Jim Datin	46,948	124,412
Steve Buyer	46,948	124,412
Gerry Goldberg	35,211	93,309
	1,349,764	$3,576,875

d. The Company paid expenses of $nil (2021 – $262,834 and 2020 – $1,445,043) to a company owned by the former CEO for the year ended December 31, 2022.

e. During the year ended December 31, 2021, the Company reimbursed certain directors C$1,334,158 for expenses incurred in relation to requisitioning, calling and holding the shareholders' meeting.

f. During the year ended December 31, 2020, the Company issued 1,676,066 shares to key management and directors in the form of a compensation bonus for past services provided. The fair value of shares issued to key management and directors is $4,602,301 and is included in share-based payments and bonuses for the year ended December 31, 2020.

Key management personnel compensation during the years ended December 31, 2022 and 2021 is comprised of:

	2022	2021	2020
	$	$	$
Salaries, benefits, bonuses and consulting fees	1,839,441	2,075,893	2,936,816
Share-based payments	1,345,952	6,881,641	7,045,994
Total	3,185,393	8,957,534	9,982,810

FINANCIAL INSTRUMENTS AND OTHER INSTRUMENTS

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding other receivables and finance receivables. The Company trades only with recognized, creditworthy third parties.

The Company does not hold any collateral as security for its outstanding finance receivables but mitigates this risk by dealing only with, what management believes to be, financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance. The loans are secured by real estate properties and the Company is granted a first collateral charge mortgage on the properties for a sum equal to the interest payments plus the principal amount. The Company performs assessments on factors such as: timing of payments, loan to value, communications with the borrower and external macro factors such as interest rates and economic conditions to mitigate risks.

Liquidity risk

Liquidity risk is the risk the Company will not be able to meet its financial obligations as they come due. The Company's exposure to liquidity risk is dependent on the Company's ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows, the issuance of share capital and if desired, the issuance of debt. The Company's trade and other payables and notes payables are all due within twelve months from the date of these financial statements.

If unanticipated events occur that impact the Company’s ability to carry out the planned clinical trials, the Company may need to take additional measures to increase its liquidity and capital resources, including issuing debt or additional equity financing or strategically altering the business forecast and plan. In this case, there is no guarantee that the Company will obtain satisfactory financing terms or adequate financing. Failure to obtain adequate financing on satisfactory terms could have a material adverse effect on the Company’s results of operations or financial condition.

Market risk

Market risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: foreign currency risk, interest rate risk and other price risk.

• Foreign currency risk

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company's primary exposure with respect to foreign currencies is from Canadian dollar denominated cash and trade and other payables. A 1% change in the foreign exchange rates would not result in any significant impact to the financial statements.

• Interest rate risk

Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company's finance receivables are at fixed rates and there are no material long-erm borrowings outstanding. The Company is not exposed to interest rate risk as at December 31, 2022.

• Other price risk

Other price risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risk as at December 31, 2022.

Fair values

The carrying values of cash, other receivables, trade and other payables and notes payable approximate fair values due to the short-term nature of these items or they are being carried at fair value or, for notes payable, interest payables are close to the current market rates. The risk of material change in fair value is not considered to be significant. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the consolidated statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

• Level 1 - Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

• Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

• Level 3 - Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

Private company investments measured at fair value are classified as Level 3 financial instruments. The valuation method and significant assumptions used to determine the fair value of private company investments have been disclosed in the notes of the financial statements. The Company did not hold any private company investments as of December 31, 2022. The Company’s investment in the Lion’s Bay Fund is measured at fair value and classified as Level 3. During the year, there were no transfers of amounts between levels.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Refer to Note 2 and Note 3 of the audited consolidated financial statements for the fiscal year ended December 31, 2022, for a full discussion of our critical accounting policies and estimates.

OUTSTANDING SHARE DATA

The Company is authorized to issue an unlimited number of Class A multiple voting shares ("Class A shares") and an unlimited number of Class B shares, all without par value. All shares are ranked equally with regards to the Company's residual assets.

The holders of Class A shares are entitled to 276,660 votes per Class A share held. Class A shares are held by certain Directors and Officers of the Company and the former CEO of the Company. The holders of Class B shares are entitled to one (1) vote per share held.

The Company's outstanding capital was as follows as at the date of this MD&A:

Class A shares	72
Class B shares	40,643,714
Share options	2,939,529
Warrants	11,163,308
PSUs	400,000

SUBSEQUENT EVENTS

On January 12, 2023, the Board of Directors approved a share buyback program for 2023 to repurchase up to 5% of the Company’s issued and outstanding Class B Shares for aggregate consideration of $3,000,000, commencing on January 16, 2023 and expiring on December 31, 2023. The Company has repurchased 1,904,700 and cancelled 289,600 Class B Shares at prevailing market prices through March 31, 2023.

On January 18, 2023, the Company issued 2,420,104 Class B Shares, on the conversion of PSUs to related parties. The PSUs vested upon the filing of the MS Phase 1 IND, the day the Company submitted a Clinical Trial Application. The Company announced the submission of the Company’s clinical trial application for a planned Phase 1 clinical trial for Lucid-MS on January 17, 2023.

On January 25, 2023, the Company granted 500,000 share options each to the CEO, President, COO and CEO of Lucid with an exercise price of C$1.30 and an expiry date of January 25, 2028. All options were fully vested on the grant date. Each share option can be exercised to acquire one Class B Share.

On January 25, 2023, the Company granted 100,000 PSUs each to the four independent members of the Board of Directors. The PSUs fully vest on the filing of Lucid Psych Phase 1 IND.

On February 25, 2023, the Company granted 500,000 share options to employees and consultants with an exercise price of C$2.45. Each share option can be exercised to acquire one Class B Share.

On February 27, 2023, the Company granted 15,000 share options to an advisor to the Board of Directors with an exercise price of $1.75 and an expiry date of February 27, 2026. Each share option can be exercised to acquire one Class B Share.

On March 24, 2023, the Company granted 15,000 share options to an advisor to the Board of Directors with an exercise price of $1.75 and an expiry date of March 24, 2026. Each share option can be exercised to acquire one Class B Share.

Subsequent to December 31, 2022, the Company issued 3,300,000 warrants in exchange for services with exercise prices ranging from $1.50 to $8.00. Each warrant can be exercised to acquire one Class B Share.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

A.        Disclosure Controls and Procedures

We maintain disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms and that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our CEO and CFO, our management has evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2022, the end of the period covered by this report. Based on that evaluation, our CEO and CFO concluded that our disclosure controls and procedures were effective as of December 31, 2022.

The effectiveness of our disclosure controls and procedures and our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time. Because of these limitations, there can be no assurance that any system of disclosure controls and procedures or internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

B.        Management's Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is the process designed by and under the supervision of our CEO and CFO to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. Management has evaluated the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013).

Under the supervision and with the participation of our CEO and CFO, our management has assessed the effectiveness of our internal control over financial reporting as of December 31, 2022 and concluded that it was effective.